Exhibit 99.1

For Immediate Release

Media Relations Contact Greg Rossiter 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded conference call
800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart Reports Fourth Quarter and Fiscal Year 2010 Results

Earnings Exceed Guidance and First Call Consensus Estimate

Highlights

•

Walmart reports fourth quarter earnings per share of $1.23 and adjusted earnings per share¹ of $1.17, five cents above the company’s latest guidance and five cents above the First Call consensus estimate.

•	The company’s full year EPS was $3.72 and adjusted EPS was $3.66.

•	Net sales for the full year topped $405 billion, with International net sales exceeding $100 billion for the first time. Walmart U.S. comparable store sales for the fourth quarter were below guidance.

•	Consolidated operating income for the fourth quarter was $7.3 billion, up 13.8 percent from last year.

•	The company leveraged operating expenses for the fourth quarter and expects to leverage expenses for fiscal year 2011.

•	Walmart ended the year with strong free cash flow¹ of $14.1 billion, an increase over last year of almost 21 percent.

•	The company has returned $11.5 billion to shareholders through dividends and share repurchase this fiscal year, a level of return that is 58 percent higher than last year.

•	Walmart posted a pre-tax return on investment¹ (ROI) of 19.3 percent for fiscal year 2010, equal to last fiscal year’s ROI.

¹	See additional information at the end of the release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Feb. 18, 2010 – Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the quarter and year ended Jan. 31, 2010. Net sales for the fourth quarter of fiscal year 2010 were $112.8 billion, an increase of 4.6 percent from $107.9 billion in the fourth quarter last year. Net sales for the fourth quarter included a currency exchange rate benefit of $1.9 billion. Income from continuing operations attributable to Walmart for the quarter was $4.7 billion, an increase of almost 24 percent from $3.8 billion in the fourth quarter last year.

Diluted earnings per share from continuing operations attributable to Walmart (“EPS”) for the fourth quarter of fiscal year 2010 were $1.23. This compares to EPS of $0.96 in the fourth quarter last year. Adjusted earnings from continuing operations attributable to Walmart for the fourth quarter of fiscal year 2010 were $4.5 billion, or $1.17 per share, after adjusting for the following items:

•	$372 million, or $0.10 per share, in net tax benefits primarily from the repatriation of certain non-U.S. earnings that increased U.S. foreign tax credits; and

•	$260 million charge ($162 million net of tax), or $0.04 per share, from several business restructurings.

By comparison, adjusted earnings from continuing operations attributable to Walmart for the fourth quarter of fiscal 2009 were $4.0 billion, or $1.03 per share, after adjusting for the $382 million charge ($255 million net of tax), or $0.07 per share, due to the settlement of 63 wage-and-hour class action lawsuits.

Net sales for the fiscal year were $405.0 billion, an increase of 1.0 percent over fiscal year 2009. On a constant currency basis, net sales for the fiscal year would have been $9.8 billion higher, increasing 3.4 percent to approximately $414.8 billion. Income from continuing operations attributable to Walmart increased to $14.4 billion from $13.3 billion in fiscal year 2009, an increase of 8.8 percent.

For fiscal year 2010, adjusted earnings from continuing operations attributable to Walmart were $14.2 billion, or $3.66 per share, versus $13.5 billion or $3.42 per share in the prior year, an increase of 7.0 percent per share.

Adjusted EPS for both the fourth quarter and the full year were also above the company’s most recent guidance of $1.08 to $1.12 and $3.57 to $3.61 respectively, as well as above First Call consensus.

Three Strategic Priorities – Growth, Leverage and Returns

“Walmart’s exceptional earnings for the fourth quarter and the full year exceeded our expectations,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “These results reflect the ongoing underlying strength of our business and our strategies to improve shareholder value through our priorities – delivering growth, leveraging expenses and improving returns.

“We successfully shifted the productivity loop into higher gear. The diligent way we managed our businesses and tight control of our costs resulted in the company leveraging operating expenses for the fourth quarter,” Duke explained. “We plan to grow expenses slower than the rate of sales in the new fiscal year.

“The company added more than 34 million net square feet of selling space this year, with International contributing more than half of that growth,” said Duke. “We expect continued strong growth from International this fiscal year. U.S. sales will be more challenging in the first quarter, as Walmart U.S. cycles through strong year-over-year comparisons and deflation. We remain focused on growing top line sales, and expect improvement in the United States as the year progresses.”

Walmart continues to generate strong free cash flow, reporting a record $14.1 billion in fiscal year 2010. This is an increase of almost 21 percent over the $11.6 billion reported in the prior year. Duke also noted that the company continued to deliver consistency in pre-tax returns, ending fiscal year 2010 with return on investment (ROI) of 19.3 percent, equal to last year.

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended			Years Ended
	January 31,			January 31,
			Percent			Percent
	2010	2009	Change	2010	2009	Change
Net Sales:
Walmart U.S.	$70.969	$71.293	-0.5%	$258.229	$255.348	1.1%
International	29.572	24.751	19.5%	100.107	98.840	1.3%
Sam’s Club	12.285	11.836	3.8%	46.710	46.899	-0.4%

Total Company	$112.826	$107.880	4.6%	$405.046	$401.087	1.0%

Fourth quarter International net sales were $29.6 billion, an increase of 19.5 percent from last year. The increase in International net sales includes our Chilean operations (acquired in January 2009) and a $1.9 billion positive impact from currency exchange rate fluctuations. On a constant currency basis, International net sales were up 11.9 percent to $27.7 billion from last year’s fourth quarter results of $24.8 billion.

Full year International net sales were $100.1 billion, an increase of 1.3 percent from last year. The increase in International net sales includes our Chilean operations and was reduced by the $9.8 billion impact from currency exchange rate fluctuations. On a constant currency basis, International net sales increased 11.2 percent to $109.9 billion in fiscal year 2010, compared to $98.8 billion in fiscal year 2009.

Segment Operating Income

Segment operating income was as follows (dollars in billions):

	Three Months Ended			Years Ended
	January 31,			January 31,
	2010	2009	Percent Change	2010	2009	Percent Change
Segment Operating Income:
Walmart U.S.	$5.632	$5.343	5.4%	$19.522	$18.562	5.2%
International	1.891	1.490	26.9%	5.033	4.940	1.9%
Sam’s Club	0.305	0.438	-30.4%	1.512	1.646	-8.1%

Reported International operating income for the fourth quarter included a currency exchange rate benefit of $122 million. Reported International operating income for the year ended Jan. 31, 2010 was reduced by $540 million for the effect of currency exchange rate fluctuations. On a constant currency basis, International operating income increased 18.7 percent and 12.8 percent, respectively, for the fourth quarter and full fiscal year 2010, compared to the corresponding periods in fiscal year 2009.

During the fourth quarter of fiscal year 2010, Sam’s Club recorded a pre-tax charge of $174 million for restructuring its operations, including the closure of 10 U.S. clubs. On an adjusted basis with respect to these restructuring charges, Sam’s operating income was up 9.4 percent. Also during the quarter, Walmart U.S. recorded a pre-tax charge of $73 million for restructuring its operations, and unallocated corporate overhead included a pre-tax restructuring charge of $13 million. On an adjusted basis with respect to the restructuring charge, operating income for Walmart U.S. increased 6.8 percent on a sales decrease of 0.5 percent for the fourth quarter.

Consolidated operating income for the fourth quarter was $7.3 billion, up 13.8 percent from last year. On a constant currency basis, consolidated operating income was $7.1 billion, up 11.9 percent. Consolidated operating income for fiscal 2010 was $24.0 billion, up 5.1 percent from last year. For the full year, consolidated operating income, on a constant currency basis, was up 7.4 percent to $24.5 billion.

U.S. Comparable Store Sales

The company reports U.S. comparable store sales in this earnings release based on its 13- and 52-week retail calendar periods ended Jan. 29, 2010 and Jan. 30, 2009, as follows:

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	01/29/10	01/30/09	01/29/10	01/30/09	01/29/10	01/30/09
Walmart U.S.	-2.0%	2.4%	-2.0%	2.4%	0.0%	0.0%
Sam’s Club	0.7%	1.8%	3.7%	-1.5%	3.0%	-3.3%

Total U.S.	-1.6%	2.4%	-1.2%	1.8%	0.4%	-0.6%

	Without Fuel		With Fuel		Fuel Impact
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	01/29/10	01/30/09	01/29/10	01/30/09	01/29/10	01/30/09
Walmart U.S.	-0.2%	2.7%	-0.2%	2.7%	0.0%	0.0%
Sam’s Club	1.4%	3.2%	-0.8%	4.4%	-2.2%	1.2%

Total U.S.	0.0%	2.8%	-0.3%	3.0%	-0.3%	0.2%

Data in the condensed consolidated financial statements included in this news release are based on the calendar quarters and years ended Jan. 31, 2010 and 2009.

Operating Segments Review and U.S. Comparable Store Sales Expectations

Walmart U.S. had record operating income of $19.5 billion, as well as strong and improving returns for the full year. For the fourth quarter, comparable store sales were below guidance, due primarily to deflation in grocery and electronics. Operating income for the fourth quarter was up 5.4 percent, including the restructuring charge. Inventory was down 7.6 percent versus the prior year, reflecting the ongoing implementation of Project Impact initiatives and lower cost of goods resulting from deflation. For the fourth quarter, even on a slight decline in sales, Walmart U.S. leveraged operating expenses.

Walmart U.S. expects comparable store sales without fuel during the 13-week period from Sat., Jan. 30, through Fri., April 30, 2010 to be flat, plus or minus 1.0 percent, as compared to 3.6 percent for the comparable period last year. The company will report this comparable store sales result when it reports first quarter earnings for fiscal year 2011 on May 18, 2010.

Sam’s Club delivered solid comparable club sales without fuel for the full year, with strong sales from fresh and health and wellness categories in the fourth quarter. For the quarter, Sam’s leveraged operating expenses after adjusting for restructuring charges. Sam’s also reduced inventory by 9.5 percent versus last year, with some of the reduction due to deflation.

Sam’s Club expects comparable club sales without fuel during the first quarter 13-week period to be flat, plus or minus 1.0 percent, which compares to 4.2 percent without fuel in the comparable period last year. Sam’s will report its comparable club sales May 18, 2010, when the company reports first quarter results.

Walmart International ended fiscal year 2010 with more than $100 billion in net sales, with strong double-digit sales growth in the fourth quarter. Many countries delivered strong comparable sales performance and gained market share. On a constant currency basis, fourth quarter operating income for Walmart International grew faster than sales. International rounded out the year by leveraging constant currency operating expenses for a fourth consecutive quarter, before the Chilean acquisition. International remains focused on inventory reduction and improving returns.

Earnings Guidance

The company expects diluted earnings per share from continuing operations attributable to Walmart for fiscal year 2011 to be between $3.90 and $4.00. For the first quarter of this fiscal year, the company forecasts earnings per share from continuing operations attributable to Walmart to range from $0.81 to $0.85. Earnings guidance assumes that currency exchange rates will remain where they are today.

“We are confident in our strategies to grow our business around the world and deliver great returns for our shareholders,” said Tom Schoewe, executive vice president and chief financial officer. “Walmart remains a very strong company financially, with record free cash flow for the second year in a row.

“Walmart doubled its share repurchase activity during the fiscal year just completed versus last fiscal year,” Schoewe said. “Through our share repurchase and dividends, we returned $11.5 billion to shareholders during fiscal 2010, a level of return that is 58 percent higher than last year. We remain committed to share repurchase.”

Notes

Beginning in fiscal 2010, the company adopted a new accounting standard and has made modifications to its financial statement presentation for minority interests (now referred to as “noncontrolling interests”) in its majority-owned subsidiaries. These changes are reflected in Walmart’s January 31, 2010 and 2009 condensed consolidated financial statements included in this release.

In addition to these changes, beginning February 1, 2009, the company changed the classification of certain revenue and expense items within the financial statements. These changes are reflected in the January 31, 2010 and 2009 condensed consolidated statements of income and did not have an impact on the company’s consolidated operating or net income.

Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year exchange rates.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call is available in the investor information area on the company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at more than 8,400 retail units under 53 different banners in 15 countries. With fiscal year 2010 sales of $405 billion, Walmart employs more than 2.0 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2009 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

This release contains statements as to Walmart management's expectations regarding leveraging expenses for the fiscal year to end January 31, 2011, management’s expectations to grow expenses slower than the rate of sales for the fiscal year to end on January 31, 2011, management’s expectations for continued strong International growth for the fiscal year to end on January 31, 2011, management’s expectations for more challenging U.S. sales for the fiscal quarter to end April 30, 2010, management’s expectations regarding improvement in top line sales in the United States as the fiscal year to end on January 31, 2011 progresses, management’s forecasts of the company’s earnings per share for the fiscal quarter to end April 30, 2010 and the fiscal year to end January 31, 2011 and management’s expectations regarding the comparable store sales without fuel of each of the Walmart U.S. and Sam’s Club segments of the company for the 13-week period from January 30, 2010 through April 30, 2010 that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. These statements can be identified by the use of the word or phrase “expects”, “expect”, “plan”, “will be”, and “forecasts” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, consumer spending patterns and debt levels, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended January 31,		Years Ended January 31,
(Amounts in millions except per share data)	2010	2009	2010	2009
Revenues:
Net sales	$112,826	$107,880	$405,046	$401,087
Membership and other income	825	867	3,168	3,287

	113,651	108,747	408,214	404,374

Costs and expenses:
Cost of sales	85,311	81,945	304,657	304,056
Operating, selling, general and administrative expenses	21,082	20,425	79,607	77,520

Operating income	7,258	6,377	23,950	22,798

Interest:
Debt	450	494	1,787	1,896
Capital leases	72	66	278	288
Interest income	(53)	(68)	(181)	(284)

Interest, net	469	492	1,884	1,900

Income from continuing operations before income taxes	6,789	5,885	22,066	20,898

Provision for income taxes	1,925	1,959	7,139	7,145

Income from continuing operations	4,864	3,926	14,927	13,753
Income (loss) from discontinued operations, net of tax	(57)	—	(79)	146

Consolidated net income	4,807	3,926	14,848	13,899
Less consolidated net income attributable to noncontrolling interest	(175)	(134)	(513)	(499)

Consolidated net income attributable to Walmart	$4,632	$3,792	$14,335	$13,400

Income from continuing operations attributable to Walmart:
Income from continuing operations	$4,864	$3,926	$14,927	$13,753
Less consolidated net income attributable to noncontrolling interest	(175)	(134)	(513)	(499)

Income from continuing operations attributable to Walmart	$4,689	$3,792	$14,414	$13,254

Basic net income per common share:
Basic income per share from continuing operations attributable to Walmart	$1.23	$0.97	$3.73	$3.36
Basic income (loss) per share from discontinued operations attributable to Walmart	(0.01)	—	(0.02)	0.04

Basic net income per share attributable to Walmart	$1.22	$0.97	$3.71	$3.40

Diluted net income per common share:

Diluted income per share from continuing operations attributable to Walmart	$1.23	$0.96	$3.72	$3.35

Diluted income (loss) per share from discontinued operations attributable to Walmart	(0.02)	—	(0.02)	0.04

Diluted net income per share attributable to Walmart	$1.21	$0.96	$3.70	$3.39

Weighted-average number of common shares:
Basic	3,805	3,924	3,866	3,939
Diluted	3,820	3,936	3,877	3,951

Dividends declared per common share	$—	$—	$1.09	$0.95

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	January 31,
(Amounts in millions)	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$7,907	$7,275
Receivables, net	4,144	3,905
Inventories	33,160	34,511
Prepaid expenses and other	2,980	3,063
Current assets of discontinued operations	140	195

Total current assets	48,331	48,949

Property and equipment:
Property and equipment	137,848	125,820
Less accumulated depreciation	(38,304)	(32,964)

Property and equipment, net	99,544	92,856

Property under capital lease:
Property under capital lease	5,669	5,341
Less accumulated amortization	(2,906)	(2,544)

Property under capital lease, net	2,763	2,797

Goodwill	16,126	15,260
Other assets and deferred charges	3,942	3,567

Total assets	$170,706	$163,429

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$523	$1,506
Accounts payable	30,451	28,849
Accrued liabilities	18,734	18,112
Accrued income taxes	1,365	677
Long-term debt due within one year	4,050	5,848
Obligations under capital leases due within one year	346	315
Current liabilities of discontinued operations	92	83

Total current liabilities	55,561	55,390

Long-term debt	33,231	31,349
Long-term obligations under capital leases	3,170	3,200
Deferred income taxes and other	5,508	6,014
Redeemable noncontrolling interest	307	397

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	4,181	4,313
Retained earnings	66,638	63,660
Accumulated other comprehensive loss	(70)	(2,688)

Total Walmart shareholders’ equity	70,749	65,285
Noncontrolling interest	2,180	1,794

Total equity	72,929	67,079

Total liabilities and equity	$170,706	$163,429

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Years Ended January 31,
(Amounts in millions)	2010	2009
Cash flows from operating activities:
Consolidated net income	$14,848	$13,899
Loss (income) from discontinued operations, net of tax	79	(146)

Income from continuing operations	14,927	13,753
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	7,157	6,739
Other	(203)	1,350
Changes in certain assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(297)	(101)
Decrease (increase) in inventories	2,265	(220)
Increase (decrease) in accounts payable	1,052	(410)
Increase in accrued liabilities	1,348	2,036

Net cash provided by operating activities	26,249	23,147

Cash flows from investing activities:
Payments for property and equipment	(12,184)	(11,499)
Proceeds from disposal of property and equipment	1,002	714
Proceeds from disposal of certain international operations, net	—	838
Investment in international operations, net of cash acquired	—	(1,576)
Other investing activities	(438)	781

Net cash used in investing activities	(11,620)	(10,742)

Cash flows from financing activities:
Decrease in short-term borrowings, net	(1,033)	(3,745)
Proceeds from issuance of long-term debt	5,546	6,566
Payment of long-term debt	(6,033)	(5,387)
Dividends paid	(4,217)	(3,746)
Purchase of Company stock	(7,276)	(3,521)
Purchase of redeemable noncontrolling interest	(436)	—
Other financing activities	(742)	(85)

Net cash used in financing activities	(14,191)	(9,918)

Effect of exchange rates on cash and cash equivalents	194	(781)

Net increase in cash and cash equivalents	632	1,706
Cash and cash equivalents at beginning of year	7,275	5,569

Cash and cash equivalents at end of year	$7,907	$7,275

Wal-Mart Stores, Inc.

Reconciliation of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In Millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with general accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations

As used in the press release referred to above, the company defines its adjusted earnings from continuing operations and adjusted EPS from continuing operations for the periods presented as its reported income from continuing operations and diluted income per share from continuing operations for those periods calculated in accordance with GAAP after adjusting for the following items: (i) $372 million, or $0.10 per share, in net tax benefits primarily from the repatriation of certain non-U.S. earnings that increased U.S. foreign tax credits; and (ii) $260 million charge ($162 million net of tax), or $0.04 per share, from several business restructurings that occurred in the three months ended January 31, 2010. As to fiscal 2009 and the fourth quarter of fiscal 2009, the company defines its adjusted earnings from continuing operations and adjusted earnings per share from continuing operations as its reported income from continuing operations and diluted income per share from continuing operations for fiscal 2009 and the fourth quarter of fiscal 2009 calculated in accordance with GAAP adjusted to exclude the effect of the $382 million charge ($255 million net of tax), or $0.07 per share, from the settlement of 63 U.S. class action wage-and-hour lawsuits accrued in the fourth quarter of fiscal 2009.

Such adjusted earnings from continuing operations and adjusted EPS from continuing operations are considered non-GAAP financial measures under the SEC’s rules. The company considers its reported income from continuing operations and diluted income per share from continuing operations to be the most nearly comparable financial measures calculated and presented in accordance with GAAP. Adjusted earnings from continuing operations and adjusted EPS from continuing operations provide information supplemental and in addition to, and not as a substitute for, the information relating to the company’s income from continuing operations and diluted income per share from continuing operations included in the press release.

These non-GAAP financial measures provide investors with an understanding of our income from continuing operations and diluted income per share from continuing operations adjusted for the items described above and assist investors in making a ready comparison of the company’s diluted income per share from continuing operations for its fiscal years ended January 31, 2010 and January 31, 2009 and the fiscal quarters ended January 31, 2010 and January 31, 2009, as so adjusted against those published securities analysts’ estimates of the company’s diluted earnings (i.e., income) per share from continuing operations for those periods that did not include the effect of such adjustments and against published average or consensus estimates of the company’s diluted earnings per share from continuing operations for those periods that are based, at least in part, on such analysts’ estimates.

The following table reconciles income from continuing operations and diluted income per share from continuing operations for the periods presented, GAAP financial measures, to adjusted earnings from continuing operations and adjusted earnings per share from continuing operations, non-GAAP financial measures.

	Three Months Ended January 31,		Years Ended January 31,
Amounts in millions except per share data	2010	2009	2010	2009
Income from continuing operations attributable to Walmart	$4,689	$3,792	$14,414	$13,254
Charge for litigation settlement, net of tax	—	255	—	251
Charge for business restructurings, net of tax	162	—	162	—
Credit for certain tax-benefits	(372)	—	(372)	—

Adjusted earnings from continuing operations	$4,479	$4,047	$14,204	$13,505

Diluted income per share from continuing operations attirbutable to Walmart	$1.23	$0.96	$3.72	$3.35
Charge for litigation settlement	—	0.07	—	0.07
Charge for business restructurings	0.04	—	0.04	—
Credit for certain tax-benefits	(0.10)	—	(0.10)	—

Adjusted EPS	$1.17	$1.03	$3.66	$3.42

Note

Beginning in fiscal year 2010, the company adopted a new accounting standard and has made modifications to its financial statement presentation for minority interests (now referred to as “noncontrolling interests”) in its majority-owned subsidiaries. These changes are reflected in Walmart’s January 31, 2010 and 2009 condensed consolidated financial statements for all periods presented. As a result, all references to income from continuing operations, earnings per share from continuing operations, adjusted earnings from continuing operations, or adjusted earnings per share from continuing operations in this reconciliation refer to income from continuing operations attributable to Walmart, diluted income per share from continuing operations attributable to Walmart, adjusted earnings from continuing operations attributable to Walmart, or adjusted earnings per share from continuing operations attributable to Walmart, respectively.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We generated positive free cash flow of $14.1 billion and $11.6 billion for the years ended January 31, 2010 and 2009, respectively. The increase in our free cash flow is primarily the result of improved operating results and inventory management.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the years ended January 31, 2010 and 2009, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	For the Years Ended January 31,
(Amounts in millions)	2010	2009

Net cash provided by operating activities	$26,249	$23,147
Payments for property and equipment	(12,184)	(11,499)

Free cash flow	$14,065	$11,648

Net cash used in investing activities	$(11,620)	$(10,742)

Net cash used in financing activities	$(14,191)	$(9,918)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts. ROI was 19.3 percent for the fiscal year ended January 31, 2010.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization and rent expense) for the fiscal year divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

For the Year Ended January 31, 2010
(Dollar amounts in millions)

CALCULATION OF RETURN ON INVESTMENT

Numerator
Operating income (1)	$23,950
+ Interest income (1)	181
+ Depreciation and amortization (1)	7,157
+ Rent (1)	1,808

= Adjusted operating income	$33,096

Denominator

Average total assets of continuing operations (2)	$166,900
+ Average accumulated depreciation and amortization (2)	38,359
- Average accounts payable (2)	29,650
- Average accrued liabilities (2)	18,423
+ Rent * 8	14,464

= Average invested capital	$171,650

Return on investment (ROI)	19.3%

CALCULATION OF RETURN ON ASSETS

Numerator
Income from continuing operations (1)	$14,927

Denominator
Average total assets of continuing operations (2)	$166,900

Return on assets (ROA)	8.9%

	As of January 31,
	2010	2009
Certain Balance Sheet Data

Total assets of continuing operations (1)	$170,566	$163,234
Accumulated depreciation and amortization	41,210	35,508
Accounts payable	30,451	28,849
Accrued liabilities	18,734	18,112

(1)	Based on continuing operations only and therefore excludes the impact of closing 23 stores and the divesture of other properties of The Seiyu, Ltd. (now Walmart Japan) pursuant to a restructuring program adopted during the third quarter of fiscal 2009. All of these activities have been disclosed as discontinued operations. Total assets as of January 31, 2010 and 2009 in the table above exclude assets of discontinued operations that are reflected in the Consolidated Balance Sheets of $140 million and $195 million, respectively.

(2)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.